Exhibit 99.1
FOR:	UCBH HOLDINGS, INC.

CONTACT:	Douglas Mitchell Senior Vice President, Director of Investor Relations and Capital Management (415) 315-2800

Craig S. On Executive Vice President and Chief Financial Officer (415) 315-2800

EVC Group Investor Relations: Douglas M. Sherk or Jenifer Kirtland (415) 896-6820 Media Relations: Steve DiMattia (646) 201-5445
For Immediate Release
UCBH Holdings, Inc. Strengthens Its Allowance for Loan Loss
     SAN FRANCISCO, March 16, 2009 — UCBH Holdings, Inc. (NASDAQ: UCBH), the holding company of United Commercial Bank (UCB™), today announced that it has recorded an additional loan loss provision in its results of operations for the fourth quarter and year-end 2008. The Company received additional information on certain loans, subsequent to its January 22, 2009 press release announcing fourth quarter and year-end 2008 results indicating that further loan impairment may have been present as of December 31, 2008 rather than being applicable to the first quarter of 2009. As a result, the Company’s 2008 Annual Report on Form 10-K will reflect an additional loan loss provision of approximately $40 million (pre-tax) in the fourth quarter 2008. This charge will increase the full-year 2008 net loss to $76.4 million, or $0.70 per common share, from $50.1 million, or $0.46 per share as previously reported. For the fourth quarter 2008, the charge will increase the Company’s previously reported net loss to $82.9 million or $0.76 per share, from $56.5 million or $0.51 per share. The Company has adopted and will continue to enhance various measures intended to ensure that its ongoing loan loss reserves continue to be identified timely and accurately in this very volatile credit market.
     The increase in allowance for loan loss level as of December 31, 2008 has strengthened the Company’s allowance to total loans ratio to 2.66% from the previously announced 2.20%, while the Company’s capital ratios remain relatively unchanged with the revised Tier 1 risk-based capital ratio and total risk-based capital ratio at 12.77% and 15.29%, respectively. The Company’s capital ratios continue to be substantially above the “well-capitalized” regulatory requirements of 6.00% for Tier 1 risk-based capital and 10.00% for total risk-based capital.
     With its strong capital and liquidity position, the Company is very well positioned to weather the current economic conditions. Additionally, the Company’s core business continues to perform solidly in the first quarter of 2009, compared to the fourth quarter of 2008. Through February 2009, the Company is generating strong pre-tax, pre-provision earnings, which is on track to exceed fourth quarter 2008 pre-tax, pre-provision earnings.

     About UCBH Holdings, Inc.
     UCBH Holdings, Inc., with $13.50 billion in assets as of December 31, 2008, is the holding company for United Commercial Bank, a state-chartered commercial bank, which is a leading bank in the United States serving the Chinese communities and American companies doing business in Greater China. Together, the Bank and its subsidiaries, including United Commercial Bank (China) Limited, operate 51 California branches/offices located in the San Francisco Bay Area, Sacramento, Stockton, Los Angeles and Orange counties, nine branches in New York, five branches in metropolitan Atlanta, three branches in New England, two branches in the Pacific Northwest, a branch in Houston, branches in Hong Kong, Shanghai and Shantou, China, and representative offices in Beijing, Guangzhou and Shenzhen, China, and Taipei, Taiwan. UCB, with headquarters in San Francisco, provides commercial banking services to small- and medium-sized businesses and professionals in a variety of industries, as well as consumer and private client services to individuals. The Bank offers a full range of lending activities, including commercial real estate and construction loans, commercial credit facilities, international trade finance, asset-based financing, cash management, loans guaranteed by the U.S. Small Business Administration, commercial, multifamily and residential mortgages, home equity lines of credit, and online banking services for businesses and consumers. For additional information, visit the web site for United Commercial Bank at www.ibankUNITED.com or the web site for UCBH Holdings, Inc. at www.ucbh.com.
     Forward-Looking Statements
     Certain statements contained in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions that may or may not prove correct. Forward-looking statements are also subject to known and unknown risks, uncertainties and other factors relating to the Company’s and the Bank’s operations and business environment, all of which are difficult to predict, and many of which are beyond the control of the Company and the Bank. The factors include, among others: the current dislocations in global credit and capital markets; economic and business conditions in the areas and markets in which the Company and the Bank operate, particularly those affecting loans secured by real estate; deterioration or improvement in the ability of the Bank’s borrowers to pay their debts to the Bank; market fluctuations such as those affecting interest and foreign exchange rates and the value of securities in which the Bank invests; competition from other financial institutions, whether banks, investment banks, insurance companies or others; the ability of the Bank to assimilate acquisitions, enter new markets and lines of business, and open new branches, successfully; changes in business strategies; changes in tax law and governmental regulation of financial institutions; demographic changes; and other risks and uncertainties, including those discussed in the documents the Company files with the Securities and Exchange Commission (“SEC”). The foregoing may cause the actual results and performance of the Company and the Bank to be materially different from the results and performance indicated or suggested by the forward-looking statements. Further description of the risks and uncertainties are included in detail in the Company’s current, quarterly and annual reports, as filed with the SEC.
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